September 18, 2008

Board of Directors

Probe Manufacturing, Inc.

25242 Arctic Ocean Drive

Lake Forest, California. 92630

RE:

Resignation from board of directors

Board of Directors:

This letter is to serve as a legal notice that I am resigning from Probe Manufacturing’s Board of Directors effective immediately.  My resignation is due to the following reasons:

As a significant shareholder, I want to make it clear to each one of you that I don’t believe that this board was in a position to approve my termination as the CEO and appoint Barrett Evans as the interim CEO.  As I expressed to Barrett Evans, Chairman of the board, in our discussions on September 4th and 5th, I have a number of concerns about the merits of the decision to terminate my employment as the CEO and the future direction of the Company.  As you know as directors of a corporation we have a number of fiduciary obligations to our shareholders.  These obligations include exercising our “duty of care” when making decisions that affect the future and strategic direction of the corporation.   Barrett told me that you all, Jeff Conrad, Kam Mahdi and himself spent significant amount of time discussing and deliberating my termination, the future direction of the company, and the impact it will have on the financial condition of the company.  Unfortunately, as of yet I have not seen any document that expresses the deliberations and discussions to that regard, especially the future direction of the company, and the financial impact of terminating my contract as the CEO of the company. The only verbal reason Barrett Evans gave for my termination was a reference to how I over reacted to the US Modular deal and the subsequent letter I send to the board of directors on March 18, 2008. (See attached)  For whatever it is worth, he also said, that it was good that I saved Newport Medical as a customer, but that probe was not making any money on that account.

In addition, the recent decision by Barrett Evans to neglect and not send an invitation letter to Mr. Doug Wilson to join probe’s board as an independent director for the vacant seat after the Board of Director unanimously voted in July 2008 to appoint him is further evidence of Barrett’s lack of commitment in exercising his fiduciary responsibility as the Chairman of the Board.

Further, Barrett Evans ignored the Platinum Capitals non-exclusive letter of engagement to provide equity funding to Probe that I presented to him in August 2008; he said it was not a good deal, but did not provide any specific reasons to my astonishment.

At this point, my lack of confidence in Mr. Barrett Evans as the Chairman of the board to carry out his fiduciary responsibilities, the conflict of interest posed by Jeff Conrad as the company legal counsel, a director of the company and a partner in E Fund; and most important the lack of a “process” on the board of directors to deliberate on decisions that can impact the strategic future, financial performance and ultimately our shareholders, are reasons for my decision to resign, until such time as I see fit to re-elect myself to the board of directors.

Sincerely,

/s/ Reza Zarif

Reza Zarif